Winthrop Realty Trust, Inc. FUR Q4 2008 Earnings Call Mar. 5, 2009
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MANAGEMENT DISCUSSION SECTION
Operator: Greetings, and welcome to the Winthrop Realty Trust Fourth Quarter 2008 Earnings Conference Call. At this time, all participants are in a listen-only-mode. A brief question-and-answer session will follow the formal presentation. [Operator Instructions] As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host, Beverly Bergman, Vice President and Director of IR for Winthrop Realty Trust. Thank you, Ms. Bergman. You may now begin.

Beverly Bergman, Investor Relations
Thank you, Ryan, and good afternoon everyone. Welcome to the Winthrop Realty Trust conference call to discuss Winthrop Realty Trust’s fourth quarter and full year 2008 financial results. With us today from senior management are Michael Ashner, Chairman and Chief Executive Officer; Carolyn Tiffany, President; Tom Staples, our Chief Financial Officer and other members of the management team.

A press release was issued this morning, March 5, and will be furnished on a Form 8-K with the SEC. These documents are available on Winthrop’s website at www.winthropreit.com in the Investor Relations section. Additionally, we are hosting a live webcast of today’s call, which you can access in the site’s News and Events section.

At this time, management would like me to inform you that certain statements made during this conference call, which are not historical, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.

Although, Winthrop believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, Winthrop can give no assurance that its expectations will be attained. Factors and risks that could cause actual results to differ materially from those expressed or implied by forward-looking statements are detailed in the press release, and from time-to-time in Winthrop’s filings with the SEC.

Winthrop does not undertake a duty to update any forward-looking statements. Please note that in the press release, Winthrop has reconciled all non-GAAP financial measures to the most directly comparable GAAP measure in accordance with the Reg G requirements. This can be found on page six of the press release.

I’d now like to turn the call over to Michael Ashner for his opening remarks. Please go ahead, Michael.

Michael L. Ashner, Chairman and Chief Executive Officer

Thank you, Beverly. Before I turn the call over to Tom Staples, our Chief Financial Officer, who will review both our fourth quarter and annual financial results for 2008, I want to take this opportunity to introduce and welcome back returning member of our team, Carolyn Tiffany, our new President and newest Trustee. I believe with certainty that Carolyn will make a significant vital contribution to our company’s growth, and I look forward to a long and successful collaboration.

Briefly as to our outlook for the real estate market, the company and its future, if anything the last three months have reinforced the views we expressed in our third-quarter conference call. The continued absence of credit and capital combined with deteriorating operating fundamentals have served to accelerate the erosion of commercial real estate values nationwide. While pricing for individual assets has given the appearance of resiliency due to a diminished level of transaction activity, price in the real estate equity and debt securities in the public markets more than confirms this trend.

With respect to publicly traded REITs such as our own, the foremost question in the minds of shareholders today is the strength of each company’s balance sheet. In this regard, we believe that Winthrop has one of the strongest balance sheets of any publicly traded REIT. Our assets include approximately $96 million of cash, cash equivalents and publicly traded equities and debt securities.

As of today, we’ve an untapped line of credit of $35 million. We have reduced our aggregate long-term recourse debt, that is our Series B-1 Preferred Shares, to approximately 37.4 million from $100 million, or approximately 28.5% of liquidity and line availability.  Substantially all of the company’s remaining liabilities are non-recourse to its assets. For all of these reasons, we view Winthrop as uniquely positioned both to weather the current economic environment and to pursue emerging opportunities that arise.  As to the second most prevalent question confronting REIT shareholders, their dividend and the sustainability. The date on which we assumed management responsibility for Winthrop, our unchanging view has been that the dividend should be paid from sustainable recurring cash flow, and nonrecurring net profits. Dividend should not be paid from the company’s capital, simply for the sake of appearance.

We recognize that operating cash flow and profits are your money, and subject to normal and customary reserves, are to be distributed to you. To that end, the quarterly dividend of $0.25 reflects the company’s present approximate recurring operating cash flow, giving no effect to either Concord’s operations or the potential returns to be realized from investing our $40 million of uninvested cash. Consequently, we will on a quarterly basis continue to apply this policy in determining this company’s dividend.

The next point of interest, management’s 40% reduction in its base management fee. Both as your management team and is the largest shareholder in the company, no one is more disappointed in decline in our share price than we are. Our base management fee is calculated essentially at 1.5% of the blended issuance price of our common and preferred stock outstanding, approximately $20 and $25 per share, respectively. In view of the plunge in our share price, we felt that a corresponding fee reduction is the right thing to do, as a demonstration of our concern for the losses sustained by our shareholders and our ongoing alignment with them.

Now, even the strongest of companies in times such as these spend considerable effort managing and working through their legacy investments. For us Concord, our joint venture debt platform commands considerable portion of our time and attention. Substantially all of Concord’s loans and bonds are secured by income producing office, multi-family, warehouse, retail and hospitality assets.

Concord has essentially no development, residential or transformational loans. As a result, less than 5% of the Concord’s loan and bond portfolio is currently non-performing. Nevertheless we are extremely concerned of protracted credit contraction, and the re-pricing of credit when credit becomes available and declining loan to value ratios due to a deteriorating borrower performance in the near and mid-term could combine significantly increased loan losses, thereby materially reducing our equity in the venture.
 This real concern has caused Concord to shift its efforts away from originating any new loans instead focus on further deleveraging the platform, and recovering our capital as expeditiously as possible. Moreover, as we want our balance sheet to closely reflect our view of the net asset value of our investment in this joint venture consistent with GAAP requirements, we’ve elected to supplement our 50% of the $39.7 million asset impairment taken by Concord in the fourth quarter of 2008 with an additional $36.5 million impairment to the company’s equity interest in the venture. While it’s likely the current economic environment will create future unforeseeable issues affecting one or more of our other holdings, I do not expect any to rise to the level of those now affecting Concord.  As stated before, we do not believe that real estate assets have re-priced to the levels that make sense on a risk-adjusted basis. Frankly, we think the performance is more or likely to deteriorate in near-term than stabilize. We believe that public equity and debt securities markets reflect this outlook and have re-priced and perhaps in some cases are over re-priced. Accordingly, since the beginning of December, we’ve acquired in excess of $32 million of publicly traded REIT securities primarily bonds and selected preferreds.

To-date, we’ve been pleased with their performance and intend to expand our investment in the securities as well as to include senior CMBS and distressed debt in the future. Apart from these favorable risks adjusted returns realized, their liquidity permits us to reallocate into real estate assets when they become more reasonably priced.

With that, I will now turn the call over to our Chief Financial Officer, Tom Staples to review Winthrop’s financial results. Tom

Thomas Staples, Chief Financial Officer

Thank you, Michael. Good afternoon, everyone. In addition to an overview of Winthrop’s financial results, I will briefly review highlights from each of our business segments. Please note that all our share amounts are on a fully diluted basis unless otherwise stated and reflect the one-for-five reverse stock split.

For the quarter ended December 31, 2008 the company incurred a net loss of $52.7 million or $3.34 per share compared with a net loss of 24.4 million or $1.84 per share for the quarter ended December 31, 2007.

For the year ended December 31, 2008, the company incurred a net loss of 68.2 million or $4.59 per share, compared with net income of 2.5 million or $0.19 per share for 2007.

Net income was negatively impacted by a number of non-cash items, the majority of which are related to the Concord debt portfolio. As Michael alluded, the sustained uncertainty in the commercial bond and real estate debt markets compelled management to reassess all of its loan securities in the Concord debt platform.

As a result, Concord recognized in 2008 other than temporary impairment charges and loan loss reserves totaling $104.9 million, 50% of which or 52.4 million is our allocable share. Additionally, as a result of current market conditions, including the changes in interest rate spreads and lack of available financing, we determined that the fair value of the company’s investment in Concord was below the carrying value even after taking into account the 52.4 million other than temporary impairments and loan loss reserves. And that decline in value is other than temporary. Accordingly, we recognized an additional, other than temporary impairment loss of 36.5 million in the fourth quarter reducing our carrying value of our investment in Concord to $73.1 million. The company had three additional impairments during 2008, a $2.1 million impairment with respect to its Andover, Massachusetts property as a result of a tenant informing the company that it would not be renewing its lease, an impairment of 7.5 million relating to four Marc Realty suburban office mezzanine loans and a $207,000 mark-to-market loss available for sale securities. Additionally, the company had loan loss reserves of 1.2 million in 2008. These non-cash charges created a negative swing in earnings of approximately 99.9 million for the year ended December 31, 2008, compared with 25 million of non-cash charges for the year ended December 31, 2007. Excluding these non-cash items, net income was 31.7 million or $2.13 per share for the year ended December 31, 2008 compared with $27.5 million or $2.09 per share for the year ended December 31, 2007.  Partially offsetting these non-cash charges in 2008 was a $9.7 million decrease in corporate expenses. This decrease was primarily due to a $6.3 million gain on the early extinguishment of debt from our preferred stock repurchase, and a $3.5 million decrease in interest expense. Overall gross revenue was $12 million for quarter ended December 31, 2008, an increase of 1.7 million over the quarter ended December 31, 2007. For the year ended December 31, 2008, total gross revenues decreased to 45.8 million from 51.3 million for the prior year.

Total cash generated from operating activities amounted to 25.9 million for the year ended December 31, 2008, an increase of 3.7 million from 2007’s operating cash flow of $22.2 million. Total FFO for the fourth quarter of 2008 was a negative 51.2 million or a loss of $3.25 per common share, compared with a negative FFO of 20.7 million or a loss of $1.56 per common share for the fourth quarter of 2007. The decreases in FFO are primarily due to the same factors, which negatively impacted net earnings noted earlier. The company reported negative FFO for the year ended December 31, 2008 of 57.7 million or a loss of $3.88 per common share, compared with FFO of 14.5 million or $1.10 per common share for the year ended December 31, 2007. Excluding the aforementioned non-cash charges, FFO for the fourth quarter of 2008 would have been $14 million or $0.89 per common share as compared with FFO of $3 million or $0.23 per common share for the fourth quarter of 2007. Similarly, excluding the aforementioned non-cash items, FFO for the year ended December 31, 2008 would have been 42.2 million or $2.84 per common share as compared with 39.5 million or $3 per common share for the year ended December 31, 2007.

With respect to Winthrop’s operating properties business segment, net operating income was 6.1 million for the three months ended December 31, 2008 compared with approximately 6.9 million for the three months ended December 31, 2007.

For the year ended December 31, 2008, net operating income was approximately 29.6 million compared with approximately 30.7 million for the year ended December 31, 2007. This decrease is primarily attributed to the $2.1 million impairment of our Andover, Massachusetts property as previously mentioned.

With respect to Winthrop’s loans assets and loan securities business segments, net operating income decreased by $93.1 million from income of 25.5 million in 2007 to a net loss of $67.6 million for the year ended December 31, 2008. This decrease in net operating income was primarily due to previously mentioned impairments and loan loss reserves taken by Concord, and the additional impairment taken by us on our investment in Concord.  In addition, we’ve recognized an $8.6 million decrease in earnings from Winthrop’s preferred equity investment in Marc Realty due to the $7.5 million other than temporary impairment recognized in 2008. Further contributing to the decreases in the segment is a $6.3 million decrease in interest income and a $2 million decrease in gain on sale due to the 2007 sale of Winthrop’s investment in a venture, which held a limited partnership interest in a Chicago office tower known as One Financial Place.

With respect to our REIT securities business segment, net operating income was 1.4 million for the year ended December 31, 2008, compared to a net loss of approximately 5.1 million during the prior year period. The $6.5 million increase was due primarily to an $18 million decrease in impairment losses on available for sale securities recognized in 2007, partially offset by a decrease or – an $8.6 million decrease in gains from sale due to the 2007 sale of the America First Apartment Investor stock and a $2.1 million decrease in dividend income due primarily to dividends received in 2007 on the Lexington Realty Trust common shares, which were sold in March of 2008. At December 31, 2008, Winthrop held REIT securities with an aggregate value of 36.7 million, compared to 51.8 million at December 31, 2007. At December 31, 2008, Winthrop had cash, cash equivalents and restricted cash of 73.6 million. In addition, the company had $35 million available on its line of credit facility with KeyBank. The credit facility was amended, December 16th of 2008 to reduce the maximum draw to 35 million, subject to an increase of up to 75 million while extending the facility to December 16, 2010. Lastly, a quick review of Winthrop’s dividends. We paid a regular quarterly cash dividend of $0.325 per common share and a special dividend of $0.05 per common share for the fourth quarter of 2008, both of which were paid on January 15, 2009.

Now I’ll turn the call over to Carolyn Tiffany. Carolyn?

Carolyn Tiffany, President

Thank you, Tom. Good afternoon.
 I’d like to talk about the key operational issues. At December 31, 2008 the company’s real estate portfolio encompassed approximately 9.7 million square feet of space including properties within the Marc Realty and Sealy portfolios and a 230 rental-unit, multi-family asset. The Marc Realty portfolio consisted of two participating second mortgage loans and 19 participating convertible mezzanine loans together with an equity investment in each mezzanine borrower for a total aggregate investment amount at par of approximately 57 million. In addition, as contemplated at the time of our initial investment, we have made tenant and capital improvement loans to the mezzanine borrowers that totaled 17.4 million at December 31, 2008. With respect to the properties in the Marc Realty venture, the blended lease rate at December 31, 2008 was 80% compared with 83% at December 31, 2007. While the suburban properties have experienced a softening in the leasing market, downtown Chicago remains strong. The mezzanine loans securing three suburban office buildings experienced a substantial increase in vacancy since June 30, 2008, owing in large measure to a loss of its mortgage brokerage and banking tenancy. Although Marc Realty is current on its payments on Winthrop’s mezzanine loans and has indicated its intention to continue to remain current in the near-term as it seeks a modification from its mortgage lender with respect to these properties. In view of the uncertainties surrounding the future of these properties, as Tom mentioned earlier, we opted to take an other than temporary impairment in the fourth quarter. All the first mortgage loans encumbering the Marc Realty portfolio, which were to mature in 2009 have been refinanced, except for one loan, which is guaranteed by the partners of Marc Realty and will likely be extended. The remainder of the first mortgage loans mature from 2010 to 2017, the majority maturing after 2011. Because GAAP requires us to look at each loan individually, we recognized the impairment on our investment for financial statement purposes. However, from a business perspective, we evaluate the equity investment in this portfolio in the aggregate. Taken as a whole, we believe the investment in the Marc platform will ultimately yield proceeds in excess of our balance sheet carrying value. We are pleased with the overall performance of this investment and its ability thus far to weather the current downturn in the economy.

Winthrop’s Sealy venture properties had a blended occupancy rate of 86.6% at December 31, 2008 compared with 88.7% at December 31, 2007, reflecting the acquisition of an additional property comprising approximately 470,000 square feet of space located in Atlanta. The mortgage debt encumbering these properties is not scheduled to mature until after January 2012 with the last maturity in November 2016.

Winthrop’s consolidated portfolio had a blended occupancy rate of 96.1% at December 31, 2008, which was consistent with the 96.6% occupancy rate at December 31, 2007. We are in negotiation to refinance the $9.5 million loan secured by our jointly owned Marc Realty River City property that is scheduled to mature on March 28, 2009. And we expect that a one-year extension with the 6% rate will be executed shortly. Additionally, we have notified our lender that we will exercise our first of two one year extensions of the loans scheduled to mature in June, 2009 which is secured by the 14 net lease properties comprising what we commonly refer to as the Finova portfolio.

Turning to the Concord portfolio, as of December 31, 2008, Winthrop and Lexington had each contributed 162.5 million to Concord. As Michael mention earlier, the disruption in the capital and credit markets increased margin costs on Concord’s repurchase agreements and an inability to issue new CDOs has prompted Concord to reevaluate its strategy from growth to delevering. Concord will focus on the recovery of its members’ equity by maximizing the value of its existing assets, increasing its liquidity and reducing exposure to maturing debt. In an effort to reduce its exposure to margin calls, and improve its overall liquidity, Concord obtained $100 million credit facility from KeyBank in January 2008, which had a drawn balance of 80 million as of December 31, 2008.

Also, a subsidiary of Inland American Real Estate Trust was admitted as a member in Concord, agreeing to contribute up to 100 million. To reduce its leverage exposure, Concord acquired loan securities issued by its CDO with a face value of approximately 29 million for a total purchase price of 13 million.

As Michael indicated, we view ourselves to be opportunistic investors, always seeking higher risk adjusted returns on our investments. Consequently, when evaluating the market value of our joint ventures as required under GAAP, we base our evaluation on returns, we and other market investors, would expect to earn on investments with similar characteristics. And we recognize impairment losses when necessary, including the impairment loss taken in the fourth quarter of 2008, which has reduced our carrying value of this investment to 73 million. I would like stress that in our Concord portfolio as with all our joint venture platforms, no debt is recourse to Winthrop, and our loss is limited to our equity investments.

With that, let’s open it up to questions. Operator?

QUESTION AND ANSWER SECTION

Operator: Thank you. Ladies and gentlemen, at this time, we’ll be conducting a question-and answer session. [Operator Instructions] Our first question comes from the line of David Fick with Stifel Nicolaus.

<Q – David Fick>: A couple questions. Your current carrying value on Concord, can you sort of relate that to your decision on the dividend and you’re assuming no Concord contribution going forward? How do you reconcile those two?

<A – Michael Ashner>: I don’t know that I quite understand your question, David. I think there are two questions; how do we...

<Q – David Fick>: Yeah, they are not necessarily. Correct, correct.

<A – Michael Ashner>: All right. Should take – break them up into two and I’ll do my best.

<Q – David Fick>: First of all, what is the current carrying value of Concord?

<A – Thomas Staples>: $73 million.
<Q – David Fick>: Okay. You are assuming going forward and resetting your dividend, no Concord contribution?

<A – Michael Ashner>: We are, but not that we expect there to be no Concord contribution, but we’re – this is an investment, which we are looking at very, very sharply, with lots of concern. While there probably will be some level of income, we can’t anticipate it as well as we would like. So it’s easier to set a dividend without taking that into consideration.

<Q – David Fick>: All right. You discussed the Marc impairment. Can you just sort of walk us through – in a sort of clear layman fashion, where you stand with that, and what additional write-down exposure we might have there?

<A – Michael Ashner>: We don’t know of any additional write-down exposure of Marc. They have three buildings that were highly tenanted by the mortgage bankers, and the buildings went to 60% occupancy in a blended basis. Marc has elected to contact the first mortgagee and see if they can do a work-out. But – we have our equity in the Marc ventures generally characterized as mezzanine loans, participating convertible mezzanine loan. While we await the outcome, what it is they determine to do, and how this plays itself out, it seemed most prudent for us to take an impairment to the value of our mezzanine loans. As a whole however, as Carolyn stated, we look at markets as one big investment. We are very happy with that investment overall. If they came to us with new – as they come to us with new investments, we will make new investments with them. So, from the standpoint of – if we accounted for this on the equity method of accounting as if it was just a platform, like we do Concord, I don’t believe we would have taken an impairment.

<Q – David Fick>: Okay. Can you talk about the status of the potential Macklowe claw-back?

<A – Michael Ashner>: No, other than to tell you what you already know. I believe 1540 is – Broadway is going to be sold to CB Richard Ellis. I suspect that Deutsche Bank, GE, KeyBank and ourselves will come to an agreement to sit with for a period of time, the other building with the Worldwide Plaza while we deal with the tenanting issues in that building, so that claw-back could take – could be deferred for a substantial period of time.

<Q – David Fick>: But there is a possibility for some sort of reserve there at some point.

<A – Michael Ashner>: Absolutely, absolutely.

<Q – David Fick>: Okay. And your maximum actual exposure remains...

<A – Michael Ashner>: 2.75% of the difference between, I believe, 1.2 billion, less the proceeds realized on the sale of 1540, and the proceeds realized on the sale of the Worldwide Plaza.

<Q – David Fick>: Okay. Can you talk to us a little bit more about the detail in your securities portfolio, the 36 million carrying value, we’re assuming that roughly half of that is LXP, what was --

<A – Michael Ashner>: No, no, no, that’s net of LXP. That was a – that’s net of LXP. The – what I was alluding to were bonds and preferreds that we had bought – started buying in December.

<Q – David Fick>: Okay.

<A – Michael Ashner>: The bonds are up, preferreds are a little bit down, but I think they probably pretty closely offset one another right now. We bought were the REIT bonds, primarily unsecured REIT bonds from secured REIT bonds at deep discounts during December. So, spreads have narrowed considerably pushing the value of those bonds up; preferreds were way up, now they are a bit down. But the preferreds we bought in just a few companies, primarily those companies with very little unsecured debt outstanding. <Q – David Fick>: Okay. We obviously commend you on the management fee adjustment. I am just wondering how scalable could you be, you know, in the management company be able to absorb this kind of adjustment, are you having to restaff?

<A – Michael Ashner>: No, the advisor is a very well capitalized company. And while we’re able to weather it for a substantial period of time, more than one year if we had to.

<Q – David Fick>: Okay. And then...

<A – Michael Ashner>: But David, it’s the right thing to do.

<Q – David Fick>: Yeah. And you are basically saying that you are not tremendously stressed over there.

<A – Michael Ashner>: No. Well, hold, don’t tell my employees that when Christmas comes.

<Q – David Fick>: Accounting details, CapEx, TIs, this quarter and straight line rents for the fourth quarter, there might be something you might want to start putting in your supplemental disclosures also, but...

<A – Thomas Staples>: David, those numbers, for your information, CapEx for Q4, 949,000, the FAS 13 adjustments, straight line rent adjustment, increased receivables in rent by I,076,000 in the fourth quarter.

<Q – David Fick>: And that CapEx number is a combination of TI’s, leasing commissions?

<A – Thomas Staples>: Yes.

<Q – David Fick>: Okay. Thanks.

Operator: Our next question comes from the line of Charles Fischer with Ellis Partners.

<Q>: Good afternoon, Michael. The Lexington share purchase that you did with Vornado, not that long ago, I guess the Lexington shares are down about 50% since that date. And the preferred at Lexington are yielding 25%. Is there something that the market knows that we don’t or is it just another sign in your opinion of market overreaction?

<A – Michael Ashner>: I only know what you know. I am only – have access to public information. We also own the Lexington preferreds in our portfolio. I believe that Lexington has been impacted based on all of the things that are affecting REIT stocks in general right now, perhaps over-affected by it. We’ve got a lot of confidence in Will Eglin and Robert Roskind. We believe that they are well focused on the issues that face their company. And once those issues are addressed primarily their balance sheet issues, that the stock will do well. I mean, the company has given guidance that it has FFO like $1.35 a share for 2009, so that’s how we look at the stock, probably not much differently than you do.

<Q>: Yeah. Thanks, Michael. I mean the main reason I asked is obviously you used to run the company, so this is one of the...

<A – Michael Ashner>: I never – I was one of...

<Q>: Co-Chairman.

<A – Michael Ashner>: ...three people who oversaw the company. Will Eglin, I commend him, runs that company and he did a good job then, and I believe he is doing a good job now.

<Q>: Okay. Thanks, Michael.

Operator: [Operator Instructions] Our next question comes from the line of William Howe with Comprehensive Financial .

<Q>: Hey, Tom, quick question for you. Can you tell me if the $17 million deposit that was on the balance sheet, what does that relate to?

<A – Thomas Staples>: That relates to in January of this year, 2009, we closed on a second acquisition of our preferred shares.

<Q>: Okay.

<A – Thomas Staples>: And that money had been moved over, but we hadn’t finished the transaction until January.

<Q>: Okay.

<A – Thomas Staples>: So, we showed it as deposit.

<Q>: Okay. Michael, can you break down the 36 million in marketable securities between how much bonds, how much preferred?

<A – Michael Ashner>: We have about 18, $19 million in bonds and the balance in preferreds.

<Q>: Okay. And, I know you said Verizon on the Massachusetts property has chosen not to renew.  Have they let you know about the Vermont property?

<A – Thomas Staples>: Raymond they have, and my understanding is that they’re planning on extending the lease there.

<Q>: Okay. Have you heard anything on the BellSouth property?

<A – Michael Ashner>: I believe we are in lease negotiations with BellSouth for a long-term lease on that property.

<Q>: Okay.

<A – Michael Ashner>: Negotiations though; it’s not done until it’s done in this world.

<Q>: Have you bought back any of the CDO debt in Concord since the third quarter?

<A – Michael Ashner>: No, I don’t believe so although we’re looking at some purchases right now.

<Q>: Okay. Would – with regard to Concord, would it – would you describe that in run-off or hibernation?

<A – Michael Ashner>: Run-off.

<Q>: Okay.

<A – Michael Ashner>: We’re going to wind it down.

<Q>: Got you. And lastly with the Marc Realty, help my memory. I know 2012 is -- a bell goes off. Is that mandatorily convertible then?

<A – Michael Ashner>: I don’t know the answer to that. It’s not an issue that we see as a gun at their head or our heads, if it is convertible, we are delighted to own our 55 to 60% equity interest in all these properties.

<Q>: Okay.

<A – Michael Ashner>: It’s not really an issue.

<Q>: Got you. Thank you very much.

Operator: [Operator Instructions] Seeing that there are no further questions, I’d like to turn the call back to Michael Ashner.

Michael L. Ashner, Chairman and Chief Executive Officer

Again, we thank you for all joining us this afternoon. I would have liked a lot more questions because Carolyn has been practicing all week long, but apparently didn’t get many. As I mentioned earlier, we believe that our balance sheet and liquidity positions Winthrop so that it will not only survive this economic crisis that we all are in, but allow it to take advantage of the dislocation in the markets and to make lucrative investments for the future. As always, we appreciate your continued support. We welcome your input and questions concerning the company and its business.

If you’d like to receive additional information about us, please contact Beverly Bergman at her office. You can also find additional information about us on our website at www.winthropreit.com. Further, please feel free for any of you to contact myself or any member of management with any questions you may have at your convenience.

I thank you all, and have a good afternoon.

Operator: Ladies and gentlemen, this concludes the teleconference. Thank you for your participation.

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